Dresser Industries, Inc.


                             STOCK OPTION AGREEMENT


         This STOCK OPTION AGREEMENT is dated as of February 25, 1998 by and between Dresser Industries, Inc., a Delaware corporation (the "Company"), and Halliburton Company, a Delaware corporation (the "Grantee").

                                    RECITALS:

         The Grantee, the Company and Newco propose to enter into a Merger Agreement providing, among other things, for the Merger pursuant to the Merger Agreement of Newco with and into the Company which shall be the surviving corporation.

         As a condition and inducement to the Grantee's willingness to enter into the Merger Agreement, the Grantee has requested that the Company agree, and the Company has agreed, to grant the Grantee the Option.

         The Board of Directors of the Company has approved the Merger Agreement, the Merger and this Agreement and has recommended approval of the Merger Agreement by the holders of Company Common Stock.

         The Board of Directors of the Grantee has approved the Merger Agreement, the Merger and this Agreement and has recommended approval of the Charter Amendment and the Share Issuance by the holders of Parent Common Stock.

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, the Company and the Grantee agree as follows:

         1. Capitalized Terms. Those capitalized terms used but not defined herein that are defined in the Merger Agreement are used herein with the same meanings as ascribed to them therein; provided, however, that, as used in this Agreement, "Person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act. Those capitalized terms used in this Agreement that are not defined in the Merger Agreement are defined in Annex A hereto and are used herein with the meanings ascribed to them therein.

         2.  The Option.

                  (a) Grant of Option. Subject to the terms and conditions set forth herein, the Company hereby grants to the Grantee an irrevocable option to purchase, out of the authorized but unissued Company Common Stock, 26,321,994 shares of Company Common Stock (as adjusted as set forth herein) (the "Option Shares"), at the Exercise Price.

                  (b)Exercise Price.   The exercise price (the "Exercise Price")
         of  the Option  shall  be the lesser of (i) $44.00 per Option Share and
         (ii) the Common Stock Exchange Ratio

                             STOCK OPTION AGREEMENT
                                       -1-
         multiplied by the Closing Price of the Company Common Stock on the date of exercise of the Option.

                  (c) Term. The Option shall be exercisable at any time and from time to time following the occurrence of an Exercise Event and shall remain in full force and effect until the earliest to occur of (i) the Effective Time, (ii) the first anniversary of the receipt by Grantee of written notice from the Company of the occurrence of an Exercise Event and (iii) termination of the Merger Agreement in accordance with its terms prior to the occurrence of an Exercise Event (the "Option Term"); provided, however, that the Option Term shall be extended until the commencement of the Put Period if, at the end of the Option Term, the events described in clauses (i), (ii) and (iii) of Section 9.05(d) of the Merger Agreement have transpired and the acceptance or agreement referenced in clause (iii) of such Section 9.05(d) has not been terminated prior to consummation of the transactions contemplated thereby. If so extended, the Option Term shall expire contemporaneously with any termination of the acceptance or agreement referenced in clause (iii) of such Section 9.05(d). If the Option is not theretofore exercised, the rights and obligations set forth in this Agreement shall terminate at the expiration of the Option Term.

                  (d) Exercise of Option. The Grantee may exercise the Option, in whole or in part, at any time and from time to time during the Option Term. Notwithstanding the expiration of the Option Term, the Grantee shall be entitled to purchase those Option Shares with respect to which it has exercised the Option in accordance with the terms hereof prior to the expiration of the Option Term.

                           (i) If the Grantee wishes to exercise the Option,  it
                  shall send a written notice (an "Exercise Notice") (the date of which being herein referred to as the "Notice Date") to the Company specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and a date (the "Closing Date") not earlier than three (3) Business Days nor later than 15 Business Days from the Notice Date for the closing of the purchase and sale pursuant to the Option (the "Closing").

                           (ii) If the  Closing  cannot be effected by reason of
                  the application of any Law, Regulation or Order, the Closing Date shall be extended to the tenth Business Day following the expiration or termination of the restriction imposed by such Law, Regulation or Order. Without limiting the foregoing, if prior notification to, or Authorization of, any Governmental Authority is required in connection with the purchase of such Option Shares by virtue of the application of such Law, Regulation or Order, the Grantee and, if applicable, the Company shall promptly file the required notice or application for Authorization and the Grantee, with the cooperation of the Company, shall expeditiously process the same.

                           (iii)   Notwithstanding   Section  2(d)(ii),  if  the
                  Closing Date shall not have occurred within nine months after the related Notice Date as a result of one or more

                             STOCK OPTION AGREEMENT
                                       -2-
                  restrictions imposed by the application of any Law, Regulation or Order, the exercise of the Option effected on the Notice Date shall be deemed to have expired.

                  (e)      Payment and Delivery of Certificates.

                           (i) At each  Closing,  the  Grantee  shall pay to the
                  Company in immediately available funds by wire transfer to a bank account designated by the Company an amount equal to the Exercise Price multiplied by the Option Shares to be purchased on such Closing Date.

                           (ii) At each Closing, simultaneously with the delivery of immediately available funds as provided in Section 5(a), the Company shall deliver to the Grantee a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be duly authorized, validly issued, fully paid and nonassessable and free and clear of all Liens, and the Grantee shall deliver to the Company its written agreement that the Grantee will not offer to sell or otherwise dispose of such Option Shares in violation of applicable Law or the provisions of this Agreement.

                  (f) Certificates. Certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend that shall read substantially as follows:

                           THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF FEBRUARY 25, 1998. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE COMPANY OF A WRITTEN REQUEST THEREFOR.

         A new certificate or certificates evidencing the same number of shares of the Company Common Stock will be issued to the Grantee in lieu of the certificate bearing the above legend, and such new certificate shall not bear such legend, insofar as it applies to the Securities Act, if the Grantee shall have delivered to the Company a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to the Company and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

                  (g) If at the time of issuance of any Company Common Stock pursuant to any exercise of the Option, the Company shall have issued any share purchase rights or similar securities to holders of Company Common Stock, then each Option Share purchased pursuant to the Option shall also include rights with terms substantially the same as and at least as favorable to the Grantee as those issued to other holders of Company Common Stock.

                             STOCK OPTION AGREEMENT
                                       -3-

         3.       Adjustment Upon Changes in Capitalization, Etc.

                  (a) In the event of any change in the Company Common Stock by reason of a stock dividend, split-up, combination, recapitalization, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Exercise Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that the Grantee shall receive upon exercise of the Option the same class and number of outstanding shares or other securities or property that Grantee would have received in respect of the Company Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable.

                  (b) If any additional shares of Company Common Stock are issued after the date of this Agreement (other than pursuant to an event described Section 3(a) above), the number of shares of Company Common Stock then remaining subject to the Option shall be adjusted so that, after such issuance of additional shares, such number of shares then remaining subject to the Option, together with shares theretofore issued pursuant to the Option, equals 15% of the number of shares of Company Common Stock then issued and outstanding; provided, however, that the number of shares of Company Common Stock subject to the Option shall only be increased to the extent the Company then has available authorized but unissued and unreserved shares of Company Common Stock.

                  (c) To the extent any of the provisions of this Agreement apply to the Exercise Price, they shall be deemed to refer to the Exercise Price as adjusted pursuant to this Section 3.

         4. Retention of Beneficial Ownership. To the extent that the Grantee shall exercise the Option, the Grantee shall, unless the Grantee shall exercise the Put Right or the Alternative Put Right or the Company shall exercise the Call Right or the Alternative Call Right, retain Beneficial Ownership of the shares of Company Common Stock so acquired through the later of the end of the Call Period or the end of the Alternative Call Period.

         5.       Repurchase at the Option of Grantee.

                  (a) At the request of the Grantee made at any time during a period of sixty (60) days after the termination fee for which provision is made in Section 9.05(d) of the Merger Agreement becomes payable (the "Put Period"), the Company (or any successor thereto) shall, at the election of the Grantee (the "Put Right"), repurchase from the Grantee
         (i) all or any portion of the Option that then remains unexercised (or as to which the Option has been exercised but the Closing has not occurred) and (ii) all or any portion of the shares of Company Common Stock purchased by the Grantee pursuant hereto and with respect to which the Grantee then has Beneficial Ownership. The date on which the Grantee exercises its rights under this Section 4 is referred to as the "Put Date." Such repurchase shall be at an aggregate price (the "Put Consideration") equal to the sum of:


                             STOCK OPTION AGREEMENT
                                       -4-

                           (i) the aggregate  Exercise Price paid by the Grantee
                  for any Option Shares which the Grantee owns and as to which the Grantee is exercising the Put Right;

                           (ii) the excess, if any, of the Applicable Price over
                  the Exercise Price paid by the Grantee for each Option Share as to which the Grantee is exercising the Put Right multiplied by the number of such shares; and

                           (iii) the excess, if any, of (x) the Applicable Price
                  for each share of Company Common Stock over (y) the Exercise Price multiplied by the number of Unexercised Option Shares as to which the Grantee is exercising the Put Right.

                  (b) At the request of the Grantee made at any time after the first Exercise Event and ending on the First Anniversary of the Notice Date (the "Alternative Put Period"), the Company (or any successor thereto) shall, at the election of the Grantee (the "Alternative Put Right"), repurchase from the Grantee all or any portion of the shares of Company Common Stock purchased by the Grantee pursuant hereto and with respect to which the Grantee then has Beneficial Ownership. The date on which the Grantee exercises its rights under this Section 4 is referred to as the "Alternative Put Date." Such repurchase shall be at an aggregate price (the "Alternative Put Consideration") equal to the Exercise Price multiplied by the number of shares of Company Common Stock so purchased by the Company and for which the Alternative Put Right has been exercised.

                  (c) If the Grantee exercises its rights under this Section 4, the Company shall, within five Business Days after the Put Date or the Alternative Put Period, pay the Put Consideration or the Alternative Put Consideration, as the case may be, to the Grantee in immediately available funds, and the Grantee shall surrender to the Company the Option or portion of the Option and the certificates evidencing the shares of Company Common Stock purchased thereunder. The Grantee shall warrant to the Company that, immediately prior to the repurchase thereof pursuant to this Section 4, the Grantee had sole record and Beneficial Ownership of the Option or such shares, or both, as the case may be, and that the Option or such shares, or both, as the case may be, were then held free and clear of all Liens.

                  (d) If the Option has been exercised, in whole or in part, as to any Option Shares subject to the Put Right or the Alternative Put Right but the Closing thereunder has not occurred, the payment of the Put Consideration or the Alternative Put Consideration shall, to that extent, render such exercise null and void.

                  (e) Notwithstanding any provision to the contrary in this Agreement, the Grantee may not exercise its rights pursuant to this
         Section 4 in a manner that would result in the cash payment to the Grantee of an aggregate amount under this Section 4 of more than $225 million, including the amount, if any, paid to the Grantee pursuant to
         Section 9.05 of the Merger Agreement; provided, however, that nothing in this sentence shall limit the Grantee's ability to exercise the Option in accordance with its terms.


                             STOCK OPTION AGREEMENT
                                       -5-

         6.       Repurchase at the Option of the Company.

                  (a) To the extent the Grantee shall not have previously exercised its rights under Section 5, at the request of the Company made at any time during the sixty (60) day period commencing at the expiration of the Put Period (the "Call Period"), the Company may repurchase from the Grantee, and the Grantee shall sell, or cause to be sold, to the Company, all (but not less than all) of the shares of Company Common Stock acquired by the Grantee pursuant hereto and with respect to which the Grantee has Beneficial Ownership (other than Beneficial Ownership derived solely from the power to vote or direct the voting of such Company Common Stock) at the time of such repurchase at a price per share equal to the greater of (A) the Current Market Price and (B) the Exercise Price per share in respect of the shares so acquired (such price per share multiplied by the number of shares of Company Common Stock to be repurchased pursuant to this Section 6 being herein called the "Call Consideration"). The date on which the Company exercises its rights under this Section 6 is referred to as the "Call Date."

                  (b) If (x) at the end of the Option Term (without giving effect to any extension thereof) not all the events described in clauses (i), (ii) and (iii) of Section 9.05(d) of the Merger Agreement have occurred or, (y) if at the end of the Option Term (including giving effect to any extension thereof) all the events referred to in clause (x) have occurred but the acceptance or agreement referenced in clause (iii) of such Section 9.05(d) has been terminated without consummation of the transactions contemplated thereby, then, at the request of the Company made at any time during the sixty (60) day period commencing at the expiration of the Alternative Put Period (the "Alternative Call Period"), the Company may repurchase from the Grantee, and the Grantee shall sell, or cause to be sold, to the Company, all (but not less than all) of the shares of Company Common Stock acquired by the Grantee pursuant hereto and with respect to which the Grantee has Beneficial Ownership (other than Beneficial Ownership derived solely from the power to vote or direct the voting of such Company Common Stock) at the time of such repurchase at a price per share equal to the Exercise Price per share in respect of the shares so acquired (such price per share multiplied by the number of shares of Company Common Stock to be repurchased pursuant to this Section 6 being herein called the "Alternative Call Consideration"). The date on which the Company exercises its rights under this Section 6 is referred to as the "Alternative Call Date."

                  (c) If the Company exercises its rights under this Section 6, the Company shall, within five Business Days pay the Call Consideration in immediately available funds, and the Grantee shall surrender to the Company certificates evidencing the shares of Company Common Stock purchased hereunder, and the Grantee shall warrant to the Company that, immediately prior to the repurchase thereof pursuant to this Section 6, the Grantee had sole record and Beneficial Ownership of such shares and that such shares were then held free and clear of all Liens.

                  7.       Registration Rights.


                             STOCK OPTION AGREEMENT
                                       -6-

                  (a) The Company shall, if requested by the Grantee at any time and from time to time during the Registration Period, as expeditiously as practicable, prepare, file and cause to be made effective up to two registration statements under the Securities Act if such registration is required in order to permit the offering, sale and delivery of any or all shares of Company Common Stock or other securities that have been acquired by or are issuable to the Grantee upon exercise of the Option in accordance with the intended method of sale or other disposition stated by the Grantee, including, at the sole discretion of the Company, a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and the Company shall use all reasonable efforts to qualify such shares or other securities under any applicable state securities laws. The Company shall use all reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties that are required therefor and to keep such registration statement effective for such period not in excess of 180 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of the Company hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding 60 days in the aggregate if the Board of Directors of the Company shall have determined in good faith that the filing of such registration or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect the Company. For purposes of determining whether two requests have been made under this Section 7, only requests relating to a registration statement that has become effective under the Securities Act and pursuant to which the Grantee has disposed of all shares covered thereby in the manner contemplated therein shall be counted.

                  (b) The Registration Expenses shall be for the account of the Company; provided, however, that the Company shall not be required to pay any Registration Expenses with respect to such registration if the registration request is subsequently withdrawn at the request of the Grantee unless the Grantee agrees to forfeit its right to request one registration; and provided further, that, if at the time of such withdrawal the Grantee has learned of a material adverse change in the results of operations, condition (financial or other), business or prospects of the Company as compared with the information known to the Grantee at the time of its request and has withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Grantee shall not be required to pay any of such Registration Expenses and shall retain all remaining rights to request registration.

                  (c) The Grantee shall provide all information reasonably requested by the Company for inclusion in any registration statement to be filed hereunder. If during the Registration Period the Company shall propose to register under the Securities Act the offering, sale and delivery of Company Common Stock for cash for its own account or for any other stockholder of the Company pursuant to a firm underwriting, it shall, in addition to the Company's other obligations under this
         Section 7, allow the Grantee the right to participate in such registration provided that the Grantee participates in the underwriting; provided, however, that, if the managing underwriter of such offering advises the Company in writing that in its opinion the number of shares of Company Common Stock requested to

                             STOCK OPTION AGREEMENT
                                       -7-
         be included in such registration exceeds the number that can be sold in such offering, the Company shall, after fully including therein all securities to be sold by the Company, include the shares requested to be included therein by Grantee pro rata (based on the number of shares intended to be included therein) with the shares intended to be included therein by Persons other than the Company.

                  (d) In connection with any offering, sale and delivery of Company Common Stock pursuant to a registration statement effected pursuant to this Section 7, the Company and the Grantee shall provide each other and each underwriter of the offering with customary representations, warranties and covenants, including covenants of indemnification and contribution.

         8. First Refusal. Subject to the provisions of Section 4 herein, at any time after the first occurrence of an Exercise Event and prior to the second anniversary of the first purchase of shares of Company Common Stock pursuant to the Option, if the Grantee shall desire to sell, assign, transfer or otherwise dispose of all or any of the Option Shares or other securities acquired by it pursuant to the Option, it shall give the Company written notice of the proposed transaction (an "Offeror's Notice"), identifying the proposed transferee, accompanied by a copy of a binding offer to purchase such shares or other securities signed by such transferee and setting forth the terms of the proposed transaction. An Offeror's Notice shall be deemed an offer by the Grantee to the Company, which may be accepted, in whole but not in part, within ten Business Days of the receipt of such Offeror's Notice, on the same terms and conditions and at the same price at which the Grantee is proposing to transfer such shares or other securities to such transferee. The purchase of any such shares or other securities by the Company shall be settled within ten Business Days of the date of the acceptance of the offer and the purchase price shall be paid to the Grantee in immediately available funds. If the Company shall fail or refuse to purchase all the shares or other securities covered by an Offeror's Notice, the Grantee may, within 60 days from the date of the Offeror's Notice, sell all, but not less than all, of such shares or other securities to the proposed transferee at no less than the price specified and on terms no more favorable than those set forth in the Offeror's Notice; provided, however, that the provisions of this sentence shall not limit the rights the Grantee may otherwise have if the Company has accepted the offer contained in the Offeror's Notice and wrongfully refuses to purchase the shares or other securities subject thereto. The requirements of this Section 8 shall not apply to (a) any disposition as a result of which the proposed transferee would own beneficially not more than 2% of the outstanding voting power of the Company, (b) any disposition of Company Common Stock or other securities by a Person to whom the Grantee has assigned its rights under the Option with the consent of the Company, (c) any sale by means of a public offering registered under the Securities Act or (d) any transfer to a wholly owned Subsidiary of the Grantee which agrees in writing to be bound by the terms hereof.

         9.       Profit Limitation.

                  (a) Notwithstanding any other provision of this Agreement, in no event shall the Grantee's Total Profit exceed $225 million and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall either (i) deliver to the Company for cancellation Option Shares previously purchased by Grantee, (ii) pay cash or other consideration to the

                             STOCK OPTION AGREEMENT
                                       -8-

         Company or (iii) undertake any combination thereof, so that the Grantee's Total Profit shall not exceed $225 million after taking into account the foregoing actions.

                  (b) Notwithstanding any other provision of this Agreement, this Stock Option may not be exercised for a number of Option shares that would, as of the Notice Date, result in a Notional Total Profit of more than $225 million, and, if exercise of the Option otherwise would exceed such amount, the Grantee, at its sole option, may increase the Exercise Price for that number of Option Shares set forth in the Exercise Notice so that the Notional Total Profit shall not exceed $225 million; provided, however, that nothing in this sentence shall restrict any exercise of the Option otherwise permitted by this Section 9(b) on any subsequent date at the Exercise Price set forth in Section 2(b).

         10. Listing. If the Company Common Stock or any other securities then subject to the Option are then listed on the New York Stock Exchange, the Company, upon the occurrence of an Exercise Event, will promptly file an application to list on the New York Stock Exchange the shares of the Company Common Stock or other securities then subject to the Option and will use all reasonable efforts to cause such listing application to be approved as promptly as practicable.

         11. Replacement of Agreement. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, the Company will execute and deliver a new Agreement of like tenor and date. Any such new Agreement shall constitute an additional contractual obligation of the Company, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

                  12.      Miscellaneous.

                  (a) Expenses. Except as otherwise provided in the Merger Agreement or as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

                  (b) Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

                  (c) Entire Agreement; No Third Party Beneficiary; Severability. Except as otherwise set forth in the Merger Agreement, this Agreement (including the Merger Agreement and the other documents and instruments referred to herein and therein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, including without limitation any conflicting provisions of the Confidentiality Agreement, between the parties with respect to the subject matter hereof and

                             STOCK OPTION AGREEMENT
                                       -9-

         (ii) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

                  (d) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

                  (e) Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law.

                  (f)      Descriptive   Headings.   The   descriptive  headings
         contained herein are for convenience or reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (g) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses or sent by electronic transmission to the telecopier number specified below:

                  If to the Company to:

                           Dresser Industries, Inc.
                           2001 Ross Avenue
                           Dallas, Texas  75221
                           Attention:  Clint Ables
                           Telecopier No.:  (214) 740-6904

                  with a copy to:

                           Weil, Gotshal & Manges LLP
                           767 Fifth Avenue
                           New York, New York 10153
                           Attention:  Dennis J. Block
                           Telecopier No.: (212) 310-8007


                             STOCK OPTION AGREEMENT
                                      -10-

                  If to Grantee to:

                           Halliburton Company
                           3600 Lincoln Plaza
                           500 North Akard
                           Dallas, Texas  75201-3391
                           Attention:  Lester L. Coleman
                                       Executive Vice President and General
                                       Counsel
                           Telecopier No.:  (214) 978-2658

                  with a copy to:

                           Vinson & Elkins L.L.P.
                           2300 First City Tower
                           1001 Fannin Street
                           Houston, Texas  77002-6760
                           Attention:  William E. Joor III
                           Telecopier No.:  (713) 615-5201

                  (h) Counterparts. This Agreement and any amendments hereto may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute but a single document.

                  (i) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that the Grantee may assign this Agreement to a wholly owned Subsidiary of the Grantee; provided, however, that no such assignment shall have the effect of releasing the Grantee from its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                  (j) Further Assurances. In the event of any exercise of the Option by the Grantee, the Company and the Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

                  (k) Specific Performance. The parties hereto hereby acknowledge and agree that the failure of any party to this Agreement to perform its agreements and covenants hereunder will cause irreparable injury to the other party to this Agreement for which damages, even if available, will not be an adequate remedy. Accordingly, each of the parties hereto hereby consents to the granting of equitable relief (including specific performance and injunctive relief) by any court of competent jurisdiction to enforce any party's obligations hereunder. The parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is

                             STOCK OPTION AGREEMENT
                                      -11-
         without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.


                             STOCK OPTION AGREEMENT
                                      -12-

         IN WITNESS WHEREOF, the Company and the Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

                                       DRESSER INDUSTRIES, INC.


                                       By:  /s/  W. E. Bradford
                                          ---------------------------------


                                       HALLIBURTON COMPANY


                                       By:  /s/  David J. Lesar
                                          ---------------------------------





                             STOCK OPTION AGREEMENT
                                      -13-

                                                                        ANNEX A



                            SCHEDULE OF DEFINED TERMS

         The following terms when used in the Stock Option Agreement shall have the meanings set forth below unless the context shall otherwise require:

         "Agreement" shall mean this Stock Option Agreement.

         "Alternative Call Consideration" shall have the meaning ascribed to such term in Section 6(b).

         "Alternative Call Date" shall have the meaning ascribed to such term in
Section 6(b).

         "Alternative Call Period" shall have the meaning ascribed to such term in Section 6(b).

         "Alternative Call Right" shall have the meaning ascribed to such term in Section 6(b).

         "Alternative Put Consideration" shall have the meaning ascribed to such term in Section 5(b).

         "Alternative  Put Date" shall have the meaning ascribed to such term in
Section 5(b).

         "Alternative Put Period" shall have the meaning ascribed to such term in Section 5(b).

         "Alternative Put Right" shall have the meaning ascribed to such term in
Section 5(b).

         "Applicable Price" means the highest of (i) the highest purchase price per share paid pursuant to a tender or exchange offer made for shares of Company Common Stock after the date hereof and on or prior to the Put Date, (ii) the price per share to be paid by any third Person for shares of Company Common Stock pursuant to an agreement for a Business Combination Transaction entered into on or prior to the Put Date, and (iii) the Current Market Price. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by the Grantee and reasonably acceptable to the Company, which determination shall be conclusive for all purposes of this Agreement.

         "Beneficial Ownership," "Beneficial Owner" and "Beneficially Own" shall have the meanings ascribed to them in Rule 13d-3 under the Exchange Act.

         "Business Combination Transaction" shall mean (i) a consolidation, exchange of shares or merger of the Company with any Person, other than the Grantee or one of its subsidiaries, and, in the case of a merger, in which the Company shall not be the continuing or surviving corporation, (ii) a merger of the Company with a Person, other than the Grantee or one of its Subsidiaries, in

                             STOCK OPTION AGREEMENT
                                      -14-
which the Company shall be the continuing or surviving corporation but the then outstanding shares of Company Common Stock shall be changed into or exchanged for stock or other securities of the Company or any other Person or cash or any other property or the shares of Company Common stock outstanding immediately before such merger shall after such merger represent less than 50% of the common shares and common share equivalents of the Company outstanding immediately after the merger or (iii) a sale, lease or other transfer of all or substantially all the assets of the Company to any Person, other than the Grantee or one of its Subsidiaries.

         "Call  Consideration"  shall have the meaning  ascribed to such term in
Section 5 herein.

         "Call Date" shall have the meaning ascribed to such term in Section 5 herein.

         "Call Period" shall have the meaning ascribed to such term in Section 5 herein.

         "Closing" shall have the meaning ascribed to such term in Section 2 herein.

         "Closing Date" shall have the meaning ascribed to such term in Section 2 herein.

         "Confidentiality Agreement" shall mean that certain Letter Agreement between the parties hereto dated February 2, 1998.

         "Current Market Price" shall mean, as of any date, the average of the closing prices (or, if such securities should not trade on any trading day, the average of the bid and asked prices therefor on such day) of the Company Common Stock as reported on the New York Stock Exchange Composite Tape during the ten consecutive trading days ending on (and including) the trading day immediately prior to such date or, if the shares of Company Common Stock are not quoted thereon, on The Nasdaq Stock Market or, if the shares of Company Common Stock are not quoted thereon, on the principal trading market (as defined in Regulation M under the Exchange Act) on which such shares are traded as reported by a recognized source during such ten Business Day period.

         "Exercise Event" shall mean any of the events giving rise to a right of termination of the Merger Agreement under Section 9.01(b) (breach), 9.01(f) (failure to obtain stockholder approval), 9.01(h) (fiduciary out) or 9.01(j) (change of recommendation); provided, however, that, in the case of the events set forth in Sections 9.01(b) and 9.01(f), at the time of such events described in Section 9.01(b) or prior to the Company Stockholders' Meeting referenced in
Section 9.01(f), there shall also have been an Acquisition Proposal involving the Company or any of its Subsidiaries that, at the time of such events or meeting, shall not have been (x) rejected by the Company and its Board of Directors or (y) withdrawn by the Person making such Acquisition Proposal.

         "Exercise  Notice"  shall  have the  meaning  ascribed  to such term in
Section 2(d)(i) herein.

         "Exercise  Price"  shall  have the  meaning  ascribed  to such  term in
Section 2 herein.

         "Merger Agreement" shall mean that certain Agreement and Plan of Merger dated as of the date hereof among Halliburton Company, a Delaware corporation, Dresser Industries, Inc., a

                             STOCK OPTION AGREEMENT
                                      -15-

Delaware corporation, and Halliburton N.C., Inc., a Delaware corporation and a wholly owned subsidiary of Halliburton Company.

         "Newco" shall mean Halliburton N.C., Inc., a Delaware corporation and a wholly owned subsidiary of Grantee.

         "Notice Date" shall have the meaning ascribed to such term in Section 2 herein.

         "Notional Total Profit" shall mean, with respect to any number of Option Shares as to which the Grantee may propose to exercise the Option, the Total Profit determined as of the date of the Exercise Notice assuming that the Option were exercised on such date for such number of Option Shares and assuming such Option Shares, together with all other Option Shares held by the Grantee and its Affiliates as of such date, were sold for cash at the closing market price for the Company Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

         "Offeror's  Notice"  shall have the  meaning  ascribed  to such term in
Section 8 herein.

         "Option" shall mean the option granted by the Company to Grantee pursuant to Section 2 herein.

         "Option Shares" shall have the meaning ascribed to such term in Section 2 herein.

         "Option Term" shall have the meaning ascribed to such term in Section 2 herein.

         "Put  Consideration"  shall have the  meaning  ascribed to such term in
Section 4 herein.

         "Put Date" shall have the meaning ascribed to such term in Section 4 herein.

         "Put Period" shall have the meaning ascribed to such term in Section 4 herein.

         "Put Right" shall have the meaning ascribed to such term in Section 4 herein.

         "Registration Expenses" shall mean the expenses associated with the preparation and filing of any registration statement pursuant to Section 6 herein and any sale covered thereby (including any fees related to blue sky qualifications and filing fees in respect of the National Association of Securities Dealers, Inc.), but excluding underwriting discounts or commissions or brokers' fees in respect to shares to be sold by the Grantee and the fees and disbursements of the Grantee's counsel.

         "Registration Period" shall mean the period of two years following the first exercise of the Option by the Grantee.

         "Total Profit" shall mean the aggregate (before income taxes) of the following: (i) all amounts received by the Grantee pursuant to Sections 5 and 6 for the repurchase of all or part of the unexercised portion of the Option, (ii)
(A) the net cash amounts received by the Grantee pursuant

                             STOCK OPTION AGREEMENT
                                      -16-
to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanges) to any party not an Affiliate of the Grantee, less (B) the Grantee's purchase price for such Option Shares and (iii) all amounts received by the Grantee from the Company pursuant to Section 9.05 (other than Section 9.05(f)) of the Merger Agreement.

         "Unexercised Option Shares" shall mean those Option Shares as to which the Option remains unexercised from time to time.


                             STOCK OPTION AGREEMENT
                                      -17-